FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of October 24, 2013, to the Distribution Agreement, dated as of October 23, 2009 (the "Agreement"), is entered into by and among TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, CONVERGENCE FUNDS (the "Fund"), QUASAR DISTRIBUTORS, LLC, (the “Distributor”) and CONVERGENCE INVESTMENTS PARTNERS, LLC, a Kansas limited liability corporation and the investment advisor to the Trust (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Convergence Opportunities Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ John Buckel	By: /s/ James R. Schoenike

Printed Name: John Buckel	Printed Name: James R. Schoenike

Title: President	Title: President

CONVERGENCE INVESTMENTS PARTNERS, LLC

By: /s/ David J. Abitz

Name: David J. Abitz

Title: CIO/Managing Partner

Amended Exhibit A to the

Distribution Agreement

Fund Names

Separate Series of Trust for Professional Managers

Name of Series	Date Added
Convergence Core Plus Fund
Convergence Opportunities Fund	on or after October 24, 2013